Exhibit 5.1

AstraZeneca PLC 2 Kingdom Street London W2 6BD United Kingdom	London
Freshfields Bruckhaus Deringer llp
65 Fleet Street
London EC4Y 1HS
	T	+44 20 7936 4000 (Switchboard)
+44 20 7427 3058 (Direct)
	F	+44 20 7108 3058
LDE No 23
	E	jennifer.bethlehem@freshfields.com
www.freshfields.com
Doc ID
LON37914851/21
Our Ref
104154-0006 JXB

16 November 2015

Dear Sirs

AstraZeneca PLC

Prospectus Supplement to Registration Statement on Form F-3

Introduction

1.             In connection with the automatic shelf registration statement on Form F-3 (the Registration Statement) filed with the U.S. Securities and Exchange Commission (SEC) on 26 November 2013, as supplemented by a prospectus supplement filed with the SEC on 10 November 2015 (the Prospectus Supplement) of AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (the Company), under the Securities Act of 1933, as amended (the Securities Act), we have been requested to render our opinion on certain matters in connection with the Prospectus Supplement. The Registration Statement and Prospectus Supplement relate to the registration under the Securities Act of the issuance and sale of US$1,000,000,000 aggregate principal amount of 1.750% Fixed Rate Notes due 2018, US$1,600,000,000 aggregate principal amount of 2.375% Fixed Rate Notes due 2020, US$2,000,000,000 aggregate principal amount of 3.375% Fixed Rate Notes due 2025, US$1,000,000,000 aggregate principal amount of 4.375% Fixed Rate Notes due 2045 and US$400,000,000 aggregate principal amount Floating Rate Notes due 2018 (collectively, the Debt Securities).

2.             We are acting as English legal advisers to you, the Company, for the purposes of giving this opinion. In so acting, we have examined the following documents:

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

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(a)	the Registration Statement;

(b)	the Prospectus Supplement;

(c)	a copy of the current Articles of Association of the Company as at 24 April 2015 (the Constitutional Documents);

(d)	a copy of the Company’s Certificate of Incorporation dated 17 June 1992, issued by the Registrar of Companies of England and Wales, together with copies of the Company’s Certificates of Incorporation on change of name dated 13 July 1992, 25 September 1992, 16 February 1993 and 5 April 1999, respectively, certified by the Secretary of the Company to be a true and correct copy;

(e)	a copy of the indenture dated 1 April 2004 entered into between the Company and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, under which the Debt Securities are to be issued (the Indenture);

(f)	a company search carried out at 10:03 a.m. London time on 16 November 2015 (carried out by us or by ICC Information Ltd. on our behalf) of the public documents of the Company kept at Companies House in Cardiff (the Company Search);

(g)	a winding up enquiry of the Central Registry of Winding-up Petitions (carried out by us or by Legalinx 7Side on our behalf) at 10:38 a.m. London time on 16 November 2015 with respect to the Company (the Winding up Enquiry);

(h)	a certificate issued to us by the Company Secretary of the Company dated 16 November 2015 (the Secretary’s Certificate);

(i)	an officer’s certificate pursuant to Sections 2.01 and 2.08 of the Indenture (the Officer’s Certificate); and

(j)	extracts from the minutes of meetings of the board of directors of the Company held on (i) 23 July 2003 authorising the execution and delivery of and performance of obligations under the Indenture, (ii) 29 October 2013 authorising the filing of the Registration Statement and (iii) 23 – 24 September 2015 and 2 – 3 November 2015 authorising the filing of the Prospectus Supplement and the execution and delivery of and performance of obligations under, when issued, the Debt Securities, certified by the Secretary of the Company to be true and correct copies, and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

3.             This opinion is confined to matters of English law (including case law) as at the date of this opinion and is governed by and should be construed in accordance with English law. Accordingly, we express no opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Union law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of law rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of

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law or uphold the terms of the Indenture or the Debt Securities. To the extent that the laws of the United States or, the laws of the State of New York may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws, including the matters contained in the opinion of Davis Polk & Wardwell London LLP dated the date hereof to be filed on Form 6-K concurrently with this opinion. We express no views on the validity of matters set out in such opinion.

Assumptions

4.                  In considering the above documents and in rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d)	that each of the statements contained in the Secretary’s Certificate and Officer’s Certificate is true and correct as at the date hereof;

(e)	that the Indenture has not been amended, terminated, rescinded or varied, that there has been no breach of any of its provisions by any of the parties thereto which would affect the opinions expressed in this opinion, and that the Indenture is not affected in any way by any relevant provisions of any other document or agreement or any course of dealings between the parties thereto;

(f)	that the information revealed by the Company Search: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and included all relevant information which had been properly submitted to the Registrar of Companies; and

(g)	that the information revealed by our Winding up Enquiry was accurate in all respects and has not since the time of such enquiry been altered.

Opinion

5.             On the basis of and subject to the foregoing and the matters set out in paragraph 6 below and any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant, we are of the opinion that:

(a)	the Company has been duly incorporated in the United Kingdom and registered in England and Wales as a public limited company;

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(b)	the Company has the requisite corporate power and capacity to issue, deliver and perform its obligations under, when issued, the Debt Securities in accordance with the terms of the Indenture; and

(c)	the Company has taken the steps required under English law and its Constitutional Documents to authorise the Company to enter into and perform its obligations under, when issued, the Debt Securities.

Observations

6.             It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom.

7.             We consent to the filing of this opinion as an exhibit to the report on Form 6-K to be filed by the Company on the date hereof and to the reference to our firm under the heading “Validity of Notes” in the Prospectus Supplement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP